UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C 20549

                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                                  RADIO ONE,INC
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    75040P108
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b) [ ] Rule 13d-1(c) [ ] Rule 13d-1(d)

**The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.       75040P108

------------------------------------------------------------------------------
1) NAME OF REPORTING PERSONS. I.R.S Identification No. of above persons

        California Public Employees Retirement System. (Tax ID:94-6207465)
        File #
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (A)  []
        (B)  []

------------------------------------------------------------------------------
3) SEC USE ONLY

------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

        California, USA

------------------------------------------------------------------------------
Number of shares                        (5)  Sole Voting Power
beneficially owned                           286100
by each reporting                       ______________________________________
person with                             (6)  Shared Voting Power

                                        --------------------------------------
                                        (7)  Sole Dispositive Power
                                             286,100
                                        --------------------------------------
                                        (8)  Shared Dispositive Power

                                        --------------------------------------
                                        (9)  Aggregate
                                             286,100
                                        --------------------------------------
                                        (10)Check box if the Aggragate Amount
                                           in Row (9)Excludes Certain Shares*
                                                 N/A
                                        --------------------------------------
                                        (11)Percent of Class Represented by
                                            Amount in Row (9)
                                            6.48%
                                        --------------------------------------
                                        (12) Type of Reporting Person*
                                                  EP
------------------------------------------------------------------------------

                                       13G
CUSIP No.       75040P108

ITEM 1(a)       Name of Issuer:

                Radio One, Inc
                --------------------------------------------------------------
ITEM 1(b)       Address of Issuer'd Prinicipal Executive Offices:

                5900 Princess Garden Pkwy 7th fl
                Lanham, MD 20706-2925
                --------------------------------------------------------------
Item 2(a)       Name of Person Filing:

                California Public Employees Retirement System
                --------------------------------------------------------------
Item 2(b)       Address of Principal Business Office, or if None, Residence:

                400 Q St, suite 4800
                Sacramento, CA, 95811
                --------------------------------------------------------------
Item 2(c)       Citizenship

                California, USA
                --------------------------------------------------------------
Item 2(d)       Title of Class of Securities

                Common Stock
                --------------------------------------------------------------
Item 2(e)       CUSIP Number

                75040P108
                --------------------------------------------------------------
Item 3. If this statement is filed pursuant to rule 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

        (a)     [ ] Broker or dealer registered under Section 15 of the Exchange
                Act.
        (b)     [ ] Bank as defined in Section 3(a)(6) of the Exchange Act. (c)
                [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
        (d) [ ] Investment Company registered under Section 8 of the Investment Company Act
        (e)     [ ] An Investment Advisor in accordance with Rule 13d-1(b)(1)
                (ii)(F);
        (f) [X] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(E);
        (g) [ ] A parent holding company or control person in accordance with rule 13d-1(b) (1)(ii)(G);
        (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;
        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
        (j)     [ ] Group, in accordance with Rule 13d-1(b) (1) (ii) (J).


Item 4 Ownership as of December 31, 2007:

        (a) Amount Beneficially Owned: 286100
        (b) Percent of Class: 6.48%
        (c) Number of shares as to which such person has:
          (i) Sole power to vote or to direct the vote:286100
          (ii) Shared power to vote or to direct the vote:
          (iii)Sole power to dispose or to direct the disposition of: 286100
          (iv) Shared power to dispose or to direct the disposition of:

Item 5 Ownership of Five Percent or Less of a Class:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ( --- )

Item 6 Ownership of More than Five Percent on Behalf of another Person:
        N/A

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
        N/A

Item 8 Identification and Classification of Members of the Group:
        N/A

Item 9 Notice of Dissolution of Group: N/A

Item 10 Certification:
        By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired for purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         February 11, 2008
                         ---------------------
                                        (Date)

                         /s/ Matthew Flynn
                         -------------------------------
                                        (Signature)

                        Division Chief
                        Invesment Office
                        Administrative and Operational Services Division
                         -----------------------------------------------------
                                        (Title)